Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of May 24, 2018 (the "Effective Date"), by and between Quotient Limited (the "Company"), or such affiliate of the Company as its Chairman of the Board of Directors of the Company (the "Board") may designate, and Franz Walt (the "Executive") (collectively, the "Parties").

A.The Company and the Executive are currently parties to a Part-Time Employment Agreement, dated March 26, 2018 (the "Existing Agreement") pursuant to which the Executive is serving as Chief Executive Officer of the Company on a part-time basis;

B.The Company and the Executive have agreed that the Executive shall serve as Chief Executive Officer on a full-time basis for a period of two years from the date of this Agreement; and

C.The Executive desires continue to provide services to the Company and is willing to do so on the terms and conditions set forth below.

In consideration of the above recitals and of the mutual promises and conditions in this Agreement, the Parties agree:

1.Services and Term.

1.1Services.  The Executive will be employed by the Company as the Chief Executive Officer of the Company. The Executive will be required to devote the majority of his business time and energy to the Company at the Company's premises in Jersey, the U.S. and/or Switzerland and as otherwise required to perform the duties of Chief Executive Officer (the "Services"); provided, however, that the Company acknowledges that the Executive shall be entitled to perform the Services one business day per week on average from his residence in Flims, Canton of Grischun.

1.2Term.  The Executive shall commence providing the Services on the Effective Date and continue providing the Services until the two-year anniversary of the Effective Date, unless this Agreement is terminated earlier by the Board or the Executive on three months prior written notice (the "Term"); provided, however, that from and after December 31, 2019, the Executive may resign for any reason without giving prior written notice.

2.Compensation and Benefits.

2.1Compensation.  During the Term, the Company shall pay the Executive a salary at the rate of 750,000 CHF per annum (the "Base Salary"), in accordance with the customary payroll practices of the Company. For each fiscal year during the Term, the Executive shall be eligible to receive a cash bonus, subject to the achievement of Company and individual performance goals as determined by the Board, with a target amount of 750,000 CHF and prorated for a fiscal year in which the Executive is not employed by the Company for the full year (the "Annual Bonus"). Based on the extent of the Executive's overachievement of the performance goals as determined by the Board, the Executive is eligible to receive a bonus of up to 150% of the

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target Annual Bonus. The Annual Bonus shall be paid in the fiscal year following the fiscal year for which such Annual Bonus is earned, but in all events shall be paid no later than May 31 of such following fiscal year.

2.2Equity Awards. As soon as reasonably practicable after the Quotient Limited 2014 Stock Incentive Plan, as amended in 2018, is approved by the Company's shareholders, the Company shall grant to the Executive Restricted Stock Units ("RSUs") and Stock Options ("Stock Options") pursuant to the agreements attached hereto as Exhibits A and B.  The number of Shares subject to the RSUs and Stock Options (and the exercise price of the Stock Options) shall be based on the closing price of the Ordinary Shares of the Company on the Effective Date.  RSUs granted pursuant to the Existing Agreement will continue to vest according to the schedule set forth therein and the underlying award agreements.

2.3Benefits. The Executive shall be entitled to thirty vacation days per full calendar year, to be taken at such times as mutually agreed upon with the Board. Any social security payments legally due in connection with this Agreement with the Executive will be paid by the Company.

2.4Apartment. Until the month-end following Executive's last day of employment and during such time as the Executive is commuting between the Executive’s current home and the Company’s offices, the Executive will be reimbursed for the rental cost of a 1-bedroom apartment in the Geneva area for up to 2500,- CHF per month.

3.Termination.

3.1The Company may terminate the Executive's employment with or without Cause (as defined in the Quotient Limited 2014 Stock Incentive Plan) and, subject to the proviso in Section 1.1, the Executive may voluntarily terminate his employment, in each case, at any time for any reason or no reason upon three months prior written notice.  If the Executive's employment is terminated by the Company without Cause, then the Company shall pay to the Executive:

3.1.1

(a) all accrued but unpaid Base Salary through the date of termination of the Executive's employment, and (b) any unpaid or unreimbursed expenses incurred by the Executive in the performance of the Executive's duties;

3.1.2	the Base Salary for the remainder of the Term in equal monthly installments (in accordance with the Company's normal payroll policies);
3.1.3

a pro rata portion of the Annual Bonus for the year of termination, based on the achievement of performance goals for the applicable performance period payable no later than May 31 following the fiscal year to which the Annual Bonus relates; and

3.1.4	the RSUs and Stock Options granted pursuant to Section 2.2 shall vest and, in the case of the Stock Options, become exercisable, in accordance with their terms.

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3.2Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 3.1 unless the Executive executes and delivers to the Company a waiver and release on terms reasonably provided by the Company within five business days of termination of his employment.

4.Indemnification of the Executive.  The Company will, to the maximum extent permitted by the Company's bylaws and applicable law, indemnify and hold the Executive harmless for any acts or decisions made in good faith while performing the Services; provided, however, that acts determined by the trier of facts to be acts of gross negligence or willful misconduct will not be deemed to be in good faith.  To the same extent, the Company will pay, and subject to any legal limitations (including the obligation to repay such advances), advance all expenses, including reasonable attorney fees and costs of court-approved settlements, actually and necessarily incurred by the Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Executive by reason of the Executive's service to the Company while acting in good faith.

5.Resignation of Office.  Upon expiration of the Term, the Executive shall, at the request of the Board, resign from all offices the Executive may hold as an officer of the Company and from all other appointments or offices that the Executive holds as nominee or representative of the Company other than as a member of the Board.

6.Agreement Survives Merger or Dissolution.  This Agreement will survive any merger of the Company with any other entity, regardless of whether the Company is the surviving or resulting corporation, and any transfer of all or substantially all of the Company's assets to any other entity and to any such successor entity's subsequent successors or assigns.  In the event of any such merger or transfer of assets, the provisions of this Agreement will be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred.

7.Assignment.  This Agreement may not be assigned by the Executive.  The Company may assign this Agreement without the consent of the Executive.

8.Integration.  This Agreement contains the entire agreement between the Parties pertaining to the subject matter addressed in this Agreement and supercedes in its entirety the Existing Agreement.

9.Amendment/Novation.  No modifications, amendments, deletions, additions, or novations to or of this Agreement will be effective unless they are completely and unambiguously contained in a writing signed by the Executive and by an authorized officer of the Company.

10.Choice of Law; Venue.  This Agreement and any dispute arising from the relationship between the Parties will be governed by and construed under and according to the laws of the State of Delaware without regard to its conflict of laws provisions.  The venue for any action hereunder will be in the State of Delaware, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts seated of Delaware.  Any dispute or controversy arising under or relating to this Agreement and the Executive's services hereunder (whether based on contract or tort or other common law or upon

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any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal, state and local fair employment practices laws) shall, at the election of either the Executive or the Company, be submitted to JAMS for resolution in arbitration in accordance with the then-current rules and procedures of JAMS for employment-related disputes.  Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 9.  Any such arbitration proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties.  The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding.  Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of New York for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction.  If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this Section 9, and the arbitration will be conducted in accordance with the then current AAA Employment Arbitration Rules & Mediation Procedures.

11.Notices.  Any notice to the Company required or permitted under this Agreement will be given in writing to the Company, either by personal service, facsimile, or by registered or certified mail, postage prepaid.  Any notice to the Executive will be given in a like manner and, if mailed, will be addressed to the Executive at the Executive's home address then shown in the Company's files.  For the purpose of determining compliance with any time limit in this Agreement, a notice will be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the same business day given by facsimile, e-mail, or other electronic transmission, or (c) on the second (2nd) business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section 10.  As of the date this Agreement is executed, notice is to be given at the following addresses:

To the Company:

Quotient Limited
PO Box 1075, Elizabeth House
9 Castle Street
St Helier
Jersey JE4 2QP
Channel Islands
Attn: Heino von Prondzynski
E-mail:  [E-mail]

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To the Executive:

Franz Walt
[Address]

Copy to:

Quotient Limited
Pentlands Science Park
Bush Loan, Penicuik
Midlothian EH26 0PZ
United Kingdom
Attn:
Fax:  +(44) 1638-724200

12.Withholding.  The Company shall be entitled to withhold from any payments or deemed payments or in-kind payments hereunder any amount of tax withholding it determines to be required by law.

13.Headings.  The headings in this Agreement are inserted for convenience only; are not part of this Agreement, will not in any manner affect the meaning of this Agreement or any paragraph, term, and/or provision of this Agreement; and will not be deemed or interpreted to be a part of this Agreement for any purpose.

14.Construction.  The language of this Agreement will, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against the Executive, on the one hand, or the Company, on the other hand, and without regard to the identity or status of any person or persons who drafted all or any part of this Agreement.

15.No Waiver.  No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.  No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

16.Faxed or Photocopied Signatures.  A faxed or photocopied signature will have the same effect as an original signature.

17.Right to Counsel.  The undersigned, the Executive, has read the foregoing Agreement and has taken the time necessary to review completely and fully understand it.  The undersigned, the Executive, has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the foregoing Agreement and each and every result and consequence of its execution by the undersigned, the Executive, fully explained to the Executive by legal counsel selected and retained solely by the Executive.

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18.Clawback Policies.  All amounts payable under this Agreement or otherwise by the Company to the Executive shall be subject to the terms of the Company's "clawback" policies as in effect from time to time.

The undersigned fully understands the foregoing Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding the Executive for any and all purposes whatsoever.

the Company:  QUOTIENT LIMITED

By:	/s/ Heino von Prondzynsky Name:Heino von Prondzynski Title:Chairman
By:	/s/ Franz Walt Name:Franz Walt Title:Executive

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EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT

Sch. 1-1

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EXHIBIT B
STOCK OPTION AWARD AGREEMENT

Sch. 2-1

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